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                                                                    EXHIBIT-99.1


FRIDAY MAY 25, 2001

PRESS RELEASE

ISIS PHARMACEUTICALS AND HYBRIDON COMPLETE INTELLECTUAL PROPERTY LICENSING AGREEMENTS

ISIS PHARMACEUTICALS TAKES AN EXCLUSIVE LICENSE TO HYBRIDON'S ANTISENSE CHEMISTRY AND DELIVERY TECHNOLOGY PATENTS

HYBRIDON TAKES A LICENSE TO ISIS' RNASE H SUITE OF PATENTS

CAMBRIDGE, Mass. and CARLSBAD, Calif., May 25 /PRNewswire/ -- Hybridon (OTC Bulletin Board: HYBN - news) and Isis Pharmaceuticals, Inc. (Nasdaq: ISIP -
NEWS), the two pioneers of antisense technology, announced today patent licensing activities that would eliminate any potential patent conflict between them, fortify Isis' dominant position in antisense technology and enhance Hybridon's ability to exploit the advances it has made in antisense technology. These transactions support the application of each company's technologies. Isis has taken an exclusive license to all of Hybridon's antisense chemistry and delivery patents and technology. Hybridon retains the right to practice its licensed antisense patent technologies and to sublicense it to collaborators. Hybridon has taken a license to Isis' suite of RNase H patents that covers the mechanism of action of many antisense drugs to support Hybridon's activities in antisense therapeutics.

In exchange for the license to Hybridon's antisense intellectual property, Isis will pay Hybridon $15 million in cash and will pay $19.5 million in Isis stock over two years. Under the agreement Isis has also acquired the exclusive right to sub-license the licensed Hybridon technology to third parties. In return for access to Isis' RNase H suite of patents, Hybridon will pay Isis $6 million in Hybridon stock over three years. The license of Isis' RNase H patents to Hybridon is not sublicenseable, except in connection with Hybridon antisense drugs. Under the terms of the non-exclusive license from Isis, Hybridon cannot use those licenses to practice commercial functional genomics and target validation as a service for third parties.

"We are extremely pleased to complete this transaction with Isis," stated Sudhir Agrawal D.Phil., Hybridon's President and Chief Scientific Officer. "We believe antisense is maturing into a broad technology platform. The licensing arrangements we established today allow each company to move forward to exploit the opportunity without encumbering the other, and the success of either party will benefit the other. This transaction also solidifies Hybridon's financial position, and allows us to create value through the commercialization of our three DNA chemistry technology platforms which include immunomodulatory Oligos, Cyclicon(TM) DNA and antisense therapeutics."

"The license of Hybridon's intellectual property is part of our continuing strategy to dominate antisense for drug discovery and functional genomics," said
B. Lynne Parshall, Isis' Executive Vice President. "Hybridon has performed high-quality science, and these patents round out our


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antisense patent portfolio. Control of these patents also boosts our strategic position as the licensor of antisense technology to partners for antisense functional genomics and target validation activities, as well as antisense therapeutics. Additionally, it will decrease Isis' potential for conflict and associated expenses."

Isis' intellectual property position in RNA-based drug discovery is the product of 12 years of focused research and is comprised of over 700 issued and allowed patents. Isis began consolidation of non-Isis antisense intellectual property two years ago with the acquisition of Gilead's antisense patent estate. The licensing of Hybridon's patent portfolio augments Isis' estate and further solidifies Isis' control of patented technology in the field of antisense.

"This agreement is an important milestone for the clinical and commercial application of antisense," said James B. Wyngaarden, M.D., Chairman of the Board of Directors of Hybridon. "Hybridon is proud to join with Isis in achieving this significant milestone. We look forward to combining Hybridon's technological and financial resources to create further value for our shareholders."

"We believe the strength of our intellectual property position in antisense will be a tremendous source of value to our shareholders," said Stanley T. Crooke, M.D., Ph.D., Isis' Chairman and CEO. "The licensing of our RNase H suite of patents to Hybridon is the latest example of how Isis is generating value from its existing patent estate. Last year Isis generated over $12 million in revenue from sales and licensing of patents that were non-essential to our antisense focus. The exclusive license of Hybridon's intellectual property has further fortified our position in antisense."

Isis Pharmaceuticals, Inc. is exploiting its expertise in RNA to discover and develop novel human therapeutic drugs. The company has commercialized its first product, Vitravene(TM) (fomivirsen), to treat CMV-induced retinitis in AIDS patients. In addition, Isis has 11 products in its development pipeline, with two in late-stage development and four in Phase II human clinical trials. ISIS 3521, an inhibitor of PKC-alpha, is in Phase III trials for non-small cell lung cancer. Isis is preparing to initiate a Phase III program for ISIS 2302 (alicaforsen) an ICAM-1 inhibitor, in Crohn's disease. Isis has a broad and proprietary patent estate of more than 700 issued and allowed patents worldwide. Isis' GeneTrove(TM) division uses antisense to assist pharmaceutical industry partners in validating and prioritizing potential gene targets through customized services and access to an extensive gene function database. Ibis Therapeutics(TM) is a division focused on the discovery of small molecule drugs that bind to RNA.

Hybridon is a leader in the development of oligonucleotide chemistries for therapeutics and diagnostics. Its three primary technology platforms are: immunomodulatory oligonucleotides (Hybridon's IMOs) for use alone or in conjunction with a wide variety of other compounds where stimulation of the immune system would have a beneficial effect; Cyclicon(TM) oligonucleotides, a unique fluorescent tool for use in drug discovery, PCR applications, and DNA microarray chips and diagnostics; and antisense oligonucleotides for therapeutics and diagnostics. These platforms allow Hybridon to create value through a combination of in-house development of products, collaborations with partners and the licensing of broadly applicable technology. For more detailed information about Hybridon, please visit the website at http://www.hybridon.com.


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This press release contains forward-looking statements concerning the intellectual property positions of both Isis Pharmaceuticals, Inc. and Hybridon, Inc. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and financing such activities. Actual results could differ materially from those projected in this release. As a result, the reader is cautioned not to rely on these forward-looking statements. These and other risks concerning Isis' and Hybridon's research and development programs are described in additional detail in Isis' Annual Report on Form 10K-A for the year ended December 31, 2000, and Hybridon's Annual Report on Form 10K-A for the year ended December 31, 2000, which are on file with the U.S. Securities and Exchange Commission. Copies are available from the respective companies.

Vitravene(TM) is a trademark of Novartis AG.

GeneTrove(TM) and Ibis Therapeutics(TM) are trademarks of Isis Pharmaceuticals, Inc.